June 15, 1998



Laser-Pacific Media Corporation
Laser Edit Inc.
PDS Video Productions, Inc.
Spectra Systems, Inc.
Pacific Film Laboratories Inc.
Pacific Video, Inc.
809 North Cahuenga Blvd.
Los Angeles, CA  90038
Attn:  James Parks, Chief Executive Officer

Re:  Loan and Security Agreement with the CIT Group / Credit Finance, Inc.

Amendment No. 7

Gentleman:

          Reference is made to your respective Loan and Security Agreements wherein each of you is a "Borrower" and the CIT Group / Credit Finance, Inc. is the "Lender", all of which Loan and Security Agreements are dated August 3, 1992 (the "Agreements"). Lender and each Borrower have agreed to amend the Agreements as follows effective immediately. Except as amended herein, the Agreements shall remain unchanged and in full force and effect.

1.             Annual appraisals.

          Section 2.2 of each of the agreements is hereby amended to eliminate the requirement for annual appraisals, provided Borrower is not in Default to Lender. However, Lender may conduct appraisals at any time upon prior notice to Borrower and at Lender's expense.

2.             Extension of Term.

          Section 9.1 of each of the Agreements is hereby amended to read as follows:

          "This Agreement shall continue in full force and effect through August 3, 12001 and shall be deemed automatically renewed for successive terms of two (2) years thereafter unless terminated as of August 3, 2001 or as of the end of any renewal term (each a "Term") by either party giving the other written notice at least sixty (60) days prior to the end of the then-current Term."

3.             Early Termination Fee Reduction.

          Section 9.2(a) of each of the Agreements is hereby amended to read as follows:

          "(a) one and one-half percent (1.50%) of the Maximum Credit if termination occurs during the current Term or any renewal Term of the agreement."

4.             Minimum Borrowing Reduction.

          Section 10.1(e) of each of the Agreements is hereby amended to decrease the Minimum Borrowing from $4,000,000.00 to $2,500,000.00.




5.             Term Loan.

          Section 10.2 of each of the Agreements is hereby amended to read as follows:

          "10.2 Existing Equipment Term Loan: 100% of a current appraised auction value of unencumbered equipment as per appraisal conducted by appraiser acceptable to Lender, not to exceed $5,370,000.00, subject to the provisions of Section 2.2 hereof and to be amortized over 60 months with no payments in June, July and August of each year.

          New  Equipment  Term  Loan:   100%  of  auction  value  of  appraisals
     acceptable to CIT, not to exceed $500,000.00 per year in aggregate."

6.             Interest Rate Reduction.

          Section 10.4(a) of each of the Agreements is hereby amended to read as follows:

          "(a)(1) Interest Rate for Revolving Loans: Prime Rate plus 1.5% over a 360-day year

          (a)(2) Interest Rate for Term Loans: 10.5% over a 360-day year"

7.             Facility Fee Reduction.

          Section 10.4(b) of each of the Agreements is hereby amended to read as follows:

          "(b) Facility Fee $70,000.00"

8.             Annual  Special Advance.

          Provided Borrowers are not in default to Lender at such time and Borrower's annual cash flow projections are acceptable to Lender in its sole discretion, lender agrees to make an advance of up to $500,000.00 in excess of the loans available under Borrower's lending formulas on May 1 of each year. Such advance shall be repaid in equal installments commencing on September 15 until October 31 of each year at which time the full amount of the Special Advance must be repaid in full.

9.             Extension of Stock Option.

          Borrower agrees to extend the expiration date of the Warrant with a Date of Grant of August 3, 1992 to August 3, 2001, and to effectuate said extension, agrees to sign any and all amendments or other documents Lender may deem necessary to accomplish same.


          If all of the foregoing correctly sets forth our understanding, will each of you please sign a copy of this letter where indicated below and return the original of this document to the undersigned.

Very truly yours,
THE CIT GROUP/Credit Finance, Inc.

Gregory Badura
Vice President

All of the foregoing is hereby agreed to.

Laser-Pacific Media Corporation                          Laser Edit, Inc.
By:  /s/ James R. Parks                                  By:  /s/ James R. Parks
Title:  C.E.O.                                           Title: C.E.O.

PDS Video Productions                                    Spectra Systems, Inc.
By:  /s/ James R. Parks                                  By:  /s/ James R. Parks
Title:  C.E.O.                                           Title: C.E.O.

Pacific Film Laboratories, Inc.                          Pacific Video, Inc.
By:  /s/ James R. Parks                                  By:  /s/ James R. Parks
Title:  C.E.O.                                           Title: C.E.O.